EXHIBIT 99.1

Clearfield Reports Fiscal First Quarter 2019 Results

Increasing Adoption of Fiber Management, Connectivity Solutions and Active Cabinets Drives Strong Double-Digit Revenue Growth

MINNEAPOLIS, Jan. 31, 2019 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management for communication service providers, reported results for the fiscal first quarter of 2019 ended December 31, 2018.

Fiscal Q1 2019 Financial Summary (GAAP)
(in millions except per share data and percentages)	Q1 2019	vs. Q1 2018	Change	Change (%)
Revenue	$20.1	$16.9	$3.2	19%

Gross Profit ($)	$7.9	$7.1	$0.8	12%
Gross Profit (%)	39.6%	42.1%	-2.5%

Income from Operations	$1.2	$0.6	$0.6	82%
Income Tax Expense (Benefit)	$0.3	$(0.2)	$0.5	-246%

Net Income	$1.01	$0.94	$0.07	7%
Net Income per Diluted Share	$0.08	$0.07	$0.01	14%

Management Commentary
“Following the record topline performance in the prior quarter and fiscal year, we experienced another strong quarter in the first quarter of fiscal 2019,” said Clearfield CEO, Cheri Beranek. “Revenue was up 19% year-over-year to $20.1 million, driven principally by sales of active cabinet solutions as well as continued demand for the rest of our product line. In addition, the year-over-year backlog was up 84% from $2.4 million to $4.4 million with the backlog outside of active cabinet solutions up 62%. As we noted when we acquired the active cabinet product line in late second quarter of fiscal 2018, our goal was to establish a market presence in active cabinet solutions, as well as increased revenue of all product lines through the strategic advantage of entering the sales cycle at an earlier point.  We are pleased at the early demonstration of the execution of this strategy.

“It’s important to note that even with the lower gross margins associated with our active cabinets, we continued to demonstrate the accretive nature of this product line. During the quarter, we were able to drive significantly higher revenue but kept operating expenses relatively stable. Year-over-year, our newly enhanced and broadly integrated product suite contributed to an 82% increase in income from operations for the quarter.

“Last quarter, we introduced our Coming of Age plan, which is designed to strengthen our core business and better position us for disruptive growth opportunities. As it relates to expanding our core business, we’re getting in front of our customers in a deeper and more frequent way, emphasizing not only the cost-effectiveness of our solutions, but also how they help ensure rapid turn-up of service.

“The second initiative of our Coming Age of Plan relates to enhancing our competitive position and operational effectiveness. In addition to continued support of our reseller relationship with Calix for the sale of active cabinet solutions optimized for their electronics and markets, we have also been developing a new configuration of active cabinets which we expect to launch later in the second quarter of fiscal 2019.  With these new configurations, we will be exploring application scenarios that will leverage our high-density solutions for fiber management and optical component integration.

“Our final initiative is to explore ways to capitalize on the disruptive growth opportunities within the Tier 1 markets. During the quarter, in addition to revenue-producing pilots, we began non-revenue trials of newly designed products within the national carrier market. These trials will demonstrate how the craft-friendly nature of our product line will reduce labor and enhance service turn-up times.

“Going forward, we’ll continue to allocate capital toward the areas where we believe we have the greatest returns. This includes better serving our customers, investing in complementary products or technologies, enhancing our supply chain and operational infrastructure, and potentially acquiring accretive businesses or product lines that can help us further reduce our cost structure or significantly expand our market opportunity.”

Financial Results for the Quarter Ended December 31, 2018
Revenue for the first quarter of fiscal 2019 increased 19% to $20.1 million from $16.9 million in the same year-ago quarter. The increase was primarily due to sales from the Company’s acquired active cabinet line, which were approximately $2.7 million for the quarter.

Gross profit increased 12% to $7.9 million, or 39.6% of revenue, from $7.1 million, or 42.1% of revenue, in the fiscal first quarter of 2018. The increase in gross profit was due to increased sales volume. The decrease in gross profit percent was primarily due to the integration of the Company’s acquired active cabinet line into its manufacturing processes as well as a higher percentage of sales associated with these products, which have lower gross margins.

Operating expenses were $6.8 million, an increase of 5% compared to $6.5 million in the same year-ago quarter. The increase consists primarily of an increase in compensation costs due primarily to additional sales and engineering personnel and an increase of depreciation and amortization expense primarily related to the intangibles resulting from the purchase of the active cabinet line during the second quarter of fiscal 2018. These were partially offset by a decrease in legal expenses, mainly due to the settlement of a patent infringement lawsuit in the second quarter of fiscal 2018.

Income from operations increased 82% to $1.2 million in the first quarter of fiscal 2019 from $644,000 in the same year-ago quarter. Income tax expense increased 246% from a benefit of $203,000 in the first quarter of 2018 to an expense of $296,000 in the first quarter of fiscal 2019. The first quarter of fiscal 2018 included a one-time benefit of $384,000 as a result of the Tax Cuts and Jobs Act enacted in December 2017. Net income increased 7% to $1,010,000, or $0.08 per diluted share, in the first quarter of fiscal 2019 from $943,000, or $0.07 per diluted share, in the same year-ago quarter.

During the quarter ended December 31, 2018, cash, cash equivalents and investments increased 19% to $42.1 million from $35.5 million at the end of the prior quarter. The Company had no debt at quarter end.

Order backlog (defined as purchase orders received but not yet fulfilled) at December 31, 2018 decreased 22% to $4.4 million from $5.6 million at September 30, 2018, and increased 84% from $2.4 million at December 31, 2017.

Fiscal 2019 Financial Outlook
Clearfield reiterates its revenue guidance for fiscal 2019 to be between $83 million and $87 million. The Company also reiterates its gross profit as a percentage of total revenue to range between 37% and 38%, with some variability on a quarter-to-quarter basis. In addition, Clearfield reiterates operating expenses to be between 31% and 33% of total revenue, and net income as a percentage of revenue to be between 3% and 5%.

Conference Call
Clearfield management will hold a conference call today, January 31, 2019 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, January 31, 2019
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through February 14, 2019.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13686521

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, integration of the acquired active cabinet line, trends in and growth of the FTTx markets, market segments or customer purchases, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we must successfully integrate the acquired active cabinet line in order to obtain the anticipated financial results and customer synergies within the timeframes expected; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; our planned implementation of information technology systems could result in significant disruptions to our operations; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2018 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	December 31
	2018	2017

Revenues	$20,089,150	$16,866,884

Cost of sales	12,142,452	9,758,477

Gross profit	7,946,698	7,108,407

Operating expenses
Selling, general and administrative	6,775,875	6,463,971
Income from operations	1,170,823	644,436

Interest income	135,137	95,722
Income before income taxes	1,305,960	740,158

Income tax expense (benefit)	296,000	(203,000)

Net income	$1,009,960	$943,158

Net income per share:
Basic	$0.08	$0.07
Diluted	$0.08	$0.07

Weighted average shares outstanding:
Basic	13,400,383	13,443,945
Diluted	13,400,343	13,476,417

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) December 31, 2018	(Audited) September 30, 2018
Assets
Current Assets
Cash and cash equivalents	$15,358,334	$8,547,777
Short-term investments	8,490,225	8,930,225
Accounts receivable, net	8,167,441	12,821,258
Inventories, net	9,626,116	10,050,135
Other current assets	653,202	742,136
Total current assets	42,295,318	41,091,531

Property, plant and equipment, net	4,592,435	4,744,584

Other Assets
Long-term investments	18,292,000	17,974,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	5,381,889	5,482,555
Other	213,914	227,461
Total other assets	28,596,314	28,392,527
Total Assets	$75,484,067	$74,228,642

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,918,301	$2,363,380
Accrued compensation	1,771,531	2,048,904
Accrued expenses	862,998	568,507
Total current liabilities	4,552,830	4,980,791

Other Liabilities
Deferred taxes – long-term	104,935	104,935
Deferred rent	263,661	268,040
Total other liabilities	368,596	372,975
Total Liabilities	4,921,426	5,353,766
Shareholders’ Equity
Common stock	136,625	136,466
Additional paid-in capital	56,161,405	55,483,759
Retained earnings	14,264,611	13,254,651
Total Shareholders’ Equity	70,562,641	68,874,876
Total Liabilities and Shareholders’ Equity	$75,484,067	$74,228,642

CLEARFIELD, INC.
CONDENSED STATEMENT OF CASH FLOWS
UNAUDITED

	Three Months Ended December 31,	Three Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$1,009,960	$943,158
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	529,414	436,198
Deferred income taxes	-	(384,000)
Loss on disposal of assets	-	1,594
Stock-based compensation expense	538,524	483,287
Changes in operating assets and liabilities:
Accounts receivable, net	4,653,817	1,666,920
Inventories	424,019	313,183
Other current assets	102,481	41,706
Accounts payable, accrued expenses and deferred rent	(432,340)	(1,497,524)
Net cash provided by operating activities	6,825,875	2,004,522

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(276,599)	(229,999)
Purchase of investments	(1,558,000)	(2,466,000)
Sale of investments	1,680,000	2,477,000
Net cash used in investing activities	(154,599)	(218,999)

Cash flows from financing activities:
Repurchases of common stock	-	(10,850)
Proceeds from issuance of common stock under employee stock purchase plan	145,940	148,259
Proceeds from issuance of common stock	17	3,249
Tax withholding related to vesting of restricted stock grants	(6,676)	(9,262)
Net cash provided by financing activities	139,281	131,396
Increase in cash and cash equivalents	6,810,557	1,916,919
Cash and cash equivalents at beginning of period	8,547,777	18,536,111
Cash and cash equivalents at end of period	$15,358,334	$20,453,030

Supplemental cash flow information
Cash (received) paid during the year for income taxes	$(1,043)	$2,500

Non-cash financing activities
Cashless exercise of stock options	$9,658	$5,782